Exhibit 5.1

June 12, 2006

The Board of Directors

Hilb Rogal & Hobbs Company

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

Re:	Registration Statement on Form S-4

Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Hilb Rogal & Hobbs Company, a Virginia corporation (the “Company”), with respect to the offer and sale from time to time in connection with the Company’s acquisition of independent insurance agencies and other businesses or assets of shares of the Company’s common stock, without par value (“Common Stock”). As counsel to the Company, we have reviewed the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of 2,000,000 shares of Common Stock (the “Shares”) under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and against payment therefor pursuant to the terms and conditions of the applicable acquisition agreement, will be validly issued, fully paid and nonassessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours, WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
A Shareholder

A Professional Corporation

VIRGINIA    •    WASHINGTON, D.C.    •     LONDON

Two James Center    1021 East Cary Street (23219)    P.O. Box 1320    Richmond, VA 23218-1320    Tel: 804.643.1991     Fax:

804.783.6507 www.williamsmullen.com